EXHIBIT 16.1

                [Serotta Maddocks Evans & Co., CPA's letterhead]


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549



April 13, 1999



Ladies and Gentlemen:


        We were previously principal accountants for Mount Vintage Plantation Golf Club, LLC (the "Company"), and under the date of June 4, 1998, we reported on the financial statements of the Company as of June 4, 1998, and for the period beginning with the Company's formation on or about May 26, 1998, and ending on June 4, 1998. On March 19, 1999 our appointment as principal accountants was terminated. We have read the Company's statements included under
Item 4 of its Current Report on Form 8-K dated March 19, 1999, and we agree with such statements. Our agreement with statements made by the Company under Item 4 regarding its reasons for terminating our appointment as principal accountants and appointing Elliott, Davis & Company, LLP as principal accountants is based solely on similar statements made by the Company, its manager or its officers to us.


Very truly yours,

/s/ Serotta Maddocks Evans & Co., CPA's

Serotta Maddocks Evans & Co., CPA's